CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682-8211 bcohen@icrinc.com

MARINEMAX REPORTS FOURTH QUARTER AND FISCAL 2011 RESULTS

CLEARWATER, FL, November 3, 2011 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its fourth quarter and fiscal year ended September 30, 2011.

Revenue was $119.8 million for the quarter ended September 30, 2011 compared with $124.4 million for the comparable quarter last year. Same-store sales decreased approximately 2% compared with a 36% decrease for the comparable quarter last year. The net loss for the fourth quarter of fiscal 2011 was $5.7 million, or $0.25 per share, compared with a net loss of $1.8 million, or $0.08 per share, for the comparable quarter last year. The net loss for the fourth quarter of fiscal 2010 included a reversal of $3.9 million, or $0.18 per share, of stock-based compensation expense, which significantly impacts the expense comparability between periods. Also included in the net losses for the fourth quarter of 2011 and 2010 were approximately $500,000, or $0.02 per share, and $1.1 million, or $0.05 per share, respectively, associated with store closing and lease termination costs. Excluding these items in both periods, the net loss for the fourth quarter of fiscal 2011 was $5.2 million, or $0.23 per share, compared with a net loss of $4.6 million, or $0.21 per share, for the comparable quarter of last year.

Revenue was $480.9 million for the fiscal year ended September 30, 2011 compared with $450.3 million for fiscal 2010. Same-store sales increased approximately 8% compared with a 17% decrease for the previous fiscal year. The net loss for the fiscal year ended September 30, 2011 was $11.5 million, or $0.52 per share, compared with net income of $2.5 million, or $0.11 per diluted share, for fiscal 2010. The Company’s results for the fiscal year ended September 30, 2010, however, included the reversal of $3.9 million of stock-based compensation expense, or $0.18 per share, which significantly impacts the expense comparability between the fiscal years, as well as a tax benefit of approximately $19.6 million, or $0.89 per share, primarily related to the recognition of tax net operating loss carry-backs. Included in the Company’s results for fiscal 2011 and 2010 were approximately $750,000, or $0.03 per share, and $1.2 million, or $0.05 per share, respectively, associated with store closing and lease termination costs. The results for fiscal 2010 also included approximately $1.0 million, or $0.05 per share, relating to loan costs written-off associated with the Company’s retired financing facility. Excluding these items in both periods, the net loss for the 2011 fiscal year was $10.8 million, or $0.49 per share, compared with a net loss of $18.8 million, or $0.86 per share, for the prior year.

Inventory was $219.6 million as of September 30, 2011 compared with $188.7 million as of September 30, 2010, an increase of 16%. Most of the increase, however, related to new brand expansions as well as the timing of receipt of inventory this year as compared to last year.

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William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “The September quarter was our fourth consecutive quarter of new boat unit sales growth, albeit at a slower pace. We generated the unit growth while also incrementally increasing product margins and improving our already strong market share position. We would have preferred to have produced stronger results, but our industry’s challenges persisted with a significant drop in consumer confidence brought about by increasing softness in the economy, the national debt debate, and, to a much lesser degree, Hurricane Irene. While our fourth quarter results fell short of our expectations, we are making progress.”

Mr. McGill continued, “On an annual basis, in 2011 we generated positive same-store sales and unit growth, incrementally increased gross margins, greatly reduced the pretax loss, achieved higher market share, improved our brand offerings to better align with customers’ changing desires, and completed an acquisition in the panhandle of Florida, one of our key geographic markets. However, with softer than expected fourth-quarter sales, we are focusing on reducing expenses to improve our operating results. Toward that end, as we ended fiscal 2011, we closed three stores and implemented additional cost reductions, which we believe will be achieved without compromising our outlook for growth or the experience we deliver to our customers. We also reduced orders with manufacturers with the intent of better aligning our inventory levels with the current macro conditions as we progress through fiscal 2012. We are committed to managing those areas of the business that we can control as we navigate through the uncertainty of the current economic environment.”

Mr. McGill concluded, “The unit growth we are experiencing in new boat sales is encouraging and we believe validates our view from a year ago that the industry has bottomed. Our market share gains support our belief that our strategies are aligned with boating enthusiasts’ desires to escape and enjoy family time on the water. The positive news is that our customers are boating more as evidenced by the significant increase in participation at all our customer events. MarineMax’s industry leading financial strength and size, premier brands, and customer centric retailing strategies position us best to capitalize on opportunities and growth as the industry recovers.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, Grady- White, Bayliner, Nautique and Malibu, MarineMax sells new and used recreational boats and related marine products and provides yacht brokerage services. MarineMax currently has 54 retail locations and operates within Alabama, Arizona, California, Colorado, Connecticut, Florida, Georgia, Kansas, Maryland, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee and Texas. MarineMax is a New York Stock Exchange-listed company.

Use of Non-GAAP Financial Information

In this release, the Company discloses pro forma, or non-GAAP, measures of net income and earnings per share. The Company believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies.

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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s assessment of economic and industry conditions; the Company’s belief that it is making progress in the current economic and industry environment; the Company’s belief that its additional cost reductions will not compromise its outlook for growth or the experience it delivers to its customers; the Company’s belief that its reduced orders with manufacturers will better align inventory levels with the current macro conditions as it progresses through fiscal 2012; the Company’s belief that the industry has bottomed; the Company’s belief that its strategies are aligned with boating enthusiasts’ desires to escape and enjoy family time on the water; the Company’s belief that its customers are boating more; and the Company’s assessment that its industry leading financial strength and size, premier brands, and consumer centric retailing strategies position it to capitalize on opportunities for growth as the boating industry continues its recovery. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue	$119,777	$124,392	$480,894	$450,340
Cost of sales	89,743	94,316	361,400	339,533

Gross profit	30,034	30,076	119,494	110,807
Selling, general, and administrative expenses	34,785	31,372	127,896	123,972

Loss from operations	(4,751)	(1,296)	(8,402)	(13,165)
Interest expense	972	703	3,488	3,926

Loss before income tax benefit	(5,723)	(1,999)	(11,890)	(17,091)
Income tax benefit	(34)	(169)	(367)	(19,588)

Net income (loss)	$(5,689)	$(1,830)	$(11,523)	$2,497

Basic net income (loss) per common share	$(0.25)	$(0.08)	$(0.52)	$0.11

Diluted net income (loss) per common share	$(0.25)	$(0.08)	$(0.52)	$0.11

Weighted average number of common shares used in computing net income (loss) per common share:
Basic	22,492,156	22,139,158	22,375,271	21,998,743

Diluted	22,492,156	22,139,158	22,375,271	22,597,953

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	September 30,	September 30,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,386	$16,539
Accounts receivable, net	16,345	22,774
Inventories, net	219,632	188,724
Prepaid expenses and other current assets	4,588	4,998

Total current assets	259,951	233,035
Property and equipment, net	102,107	102,171
Other long-term assets	1,071	1,554

Total assets	$363,129	$336,760

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,642	$7,002
Customer deposits	9,085	5,412
Accrued expenses	25,678	24,724
Short-term borrowings	118,828	93,844

Total current liabilities	162,233	130,982
Long-term liabilities	5,896	3,748

Total liabilities	168,129	134,730
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	23	23
Additional paid-in capital	211,041	206,548
(Accumulated deficit) retained earnings	(254)	11,269
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	195,000	202,030

Total liabilities and stockholders’ equity	$363,129	$336,760

MarineMax, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2011	2010	2011	2010
GAAP net income (loss) as reported	$(5,689)	$(1,830)	$(11,523)	$2,497
Less the reversal of stock compensation expense related to restricted stock units	—	(3,926)	—	(3,926)
Less the tax benefit related to tax loss carry-backs due to recent changes in tax law	—	—	—	(19,588)
Add the store closing and lease termination costs	497	1,107	772	1,211
Add write-off of loan costs related to retired financing facility	—	—	—	1,023

Non-GAAP proforma net loss	$(5,192)	$(4,649)	$(10,751)	$(18,783)

GAAP diluted net income (loss) per common share	$(0.25)	$(0.08)	$(0.52)	$0.11
Less the reversal of stock compensation expense per share related to restricted stock units	—	(0.18)	—	(0.18)
Less the tax benefit per share related to tax loss carry-backs due to recent changes in tax law	—	—	—	(0.89)
Add the store closing and lease termination costs	0.02	0.05	0.03	0.05
Add write-off of loan costs related to retired financing facility	—	—	—	0.05

Non-GAAP proforma net loss per common share	$(0.23)	$(0.21)	$(0.49)	$(0.86)

Common shares used in the calculations of net loss per common share	22,492,156	22,139,158	22,375,271	21,998,743